Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Remark Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1), (2)	Proposed Maximum Offering Price (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	457(c) and 457(h)(3)	1,000,000	$0.55	$550,000.00	$0.0001102	$60.61
	Total Offering Amounts		1,000,000		$550,000.00	$0.0001102	$60.61
	Total Fee Offsets (4)						—
	Net Fee Due						$60.61

(1)The securities to be registered include options and other rights to acquire the common stock of Remark Holdings, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2022 Incentive Plan (the “Plan”).

(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)Calculated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for these shares is based upon the average of the high and low sale prices of the Registrant’s common stock reported on the Nasdaq Capital Market on September 13, 2023.

(4)The Registrant does not have any fee offsets to claim.